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                                                                    EXHIBIT 10.3

                          MEMBERSHIP PURCHASE AGREEMENT

                                     between

                 ROBERTS BROADCASTING OF SALT LAKE CITY, L.L.C.

                    MICHAEL V. ROBERTS and STEVEN C. ROBERTS

                                       and

                        ACME TELEVISION HOLDINGS , L.L.C.

                            for majority interest in

                 ROBERTS BROADCASTING OF SALT LAKE CITY, L.L.C.,


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                          MEMBERSHIP PURCHASE AGREEMENT

        This Membership Agreement (this "Agreement") is dated as of July 10, 1998 and is between Roberts Broadcasting of Salt Lake City, L.L.C., a Delaware limited liability company (collectively, with successors and assigns, "RBSLC"), Michael Roberts and Steven C. Roberts ("Sellers"), and ACME Television Holdings, L.L.C., a Delaware limited liability company (collectively, with successors and assigns, "Buyer").

                                    RECITALS:

Sellers together hold fifty one percent (51%), and Buyer holds forty-nine percent (49%), of the ownership interest in RBSLC. Buyer's ownership interest in RBSLC was acquired from Sellers. RBSLC previously held a construction permit (the "CP") from the Federal Communications Commission (the "FCC") to build a new television station (the "Station") under the call sign of KZAR-TV in Provo, Utah, and currently holds certain licenses (the "Licenses") issued by the FCC to cover the CP.

Sellers desire to sell, assign, and transfer, to the fullest extent permitted by law their remaining ownership interest (the "Majority Interest") in RBSLC to Buyer, and Buyer desires to acquire the Majority Interest in RBSLC to the fullest extent permitted by law, all in accordance with the terms and conditions of this Agreement.

RBSLC will benefit from Buyer's purchase of the Majority Interest contemplated by this Agreement.

RBSLC and ACME Television of Utah, LLC ("ATU") previously executed a Management Agreement (the "MA") under which ATU has provided programming and other services to the Station in exchange for certain consideration specified therein. Buyer is the parent company and sole owner or ATU.

This Agreement has been executed under terms and upon the exercise of a certain Option Agreement (the "Option Agreement") previously executed by Sellers and Buyer.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

        ARTICLE 1. EXCHANGE OF CONSIDERATION.

        1.1 Consideration Conveyed by Sellers. Subject to the terms and conditions of this Agreement, Sellers shall, to the fullest extent permitted by law, assign, convey, transfer and deliver to Buyer at Closing, and Buyer shall, to the fullest extent permitted by law, acquire from Sellers at Closing, free and clear of all debts, liens, claims, options, warrants, financing leases, security interests, and encumbrances as well existing and future ownership interests of any kind whatsoever, except as permitted herein, the Majority Interest. To that end, each of the Sellers shall assign, convey, transfer and deliver to Buyer at Closing all of the remaining ownership interest which each Seller currently holds in RBSLC, such interest being in each case twenty-five and one-half percent (25.5%) of the total ownership interest in RBSLC.


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        1.2 Consideration Conveyed by Buyer.

               1.2.1 Purchase Price. Except as otherwise provided herein, at the Closing Buyer shall pay Sellers by wire transfer of immediately available federal funds, pursuant to instructions from Sellers, less adjustments made pursuant to this Agreement, the amount (the "Purchase Price") equal to the lesser of

                    (1) the sum of (a) Six Hundred Sixty-seven Dollars ($667)
                per day for each day elapsed from the date of the Option Agreement through the Closing Date (as defined below), and (b) Five Million Dollars ($5,000,000); and

                    (2) (ii) the sum of (a) Six Hundred Sixty-Seven Dollars
                ($667) per day for each day elapsed from the date of the Option Agreement through the Closing Date, and (b) 51% of the Fair Market Value of RBSLC as of a date which is thirty days prior to the date of this Agreement, as determined utilizing the procedures set forth in subsection 1.2.2.

               1.2.2 Appraisal. Fair Market Value of RBSLC shall be determined by an appraisal in accordance with the following provisions:

                    (1) The Fair Market Value of RBSLC shall be equal to the
                appraised value of the assets of RBSLC on a going concern basis exclusive of any broker's fee, less the amount of any outstanding debt of RBSLC following the date hereof.

                    (2) The appraisal will be conducted in conformity with
                standard appraisal techniques in use at the time of the appraisal, applying the market and economic factors then relevant.

                    (3) The appraisal will be conducted by a qualified appraiser with experience in the television broadcasting industry to be agreed upon by Sellers and Buyer; provided, that, if the parties fail to agree on an appraiser, any party may apply to the American Arbitration Association for the appointment of an appraiser, who shall be a qualified appraiser with experience in the television broadcasting industry.

                    (4) The value of the assets of RBSLC arrived at by the
                appraiser shall, absent manifest error, be conclusive and binding on the relevant parties.

               1.2.3 Escrow Fund. On the date of this Agreement, Buyer shall deposit One Hundred Thousand Dollars ($100,000), hereinafter referred to as the "Escrow Deposit," with the law firm of Dow, Lohnes & Albertson ("Escrow Agent") pursuant to an Escrow Agreement in the form of EXHIBIT A annexed hereto. At the Closing, the parties shall issue joint instructions to the Escrow Agent to pay the Escrow Deposit to Sellers, and the amount of the Escrow Deposit shall be deducted from the Purchase Price which the Buyer is otherwise is required to pay Sellers at


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Closing. If this Agreement is terminated due to Buyer's material breach, the
Escrow Deposit shall be paid to Sellers as liquidated damages and as their exclusive remedy. If this Agreement is terminated for any other reason, the Escrow Deposit shall be immediately returned to Buyer. Interest on the Escrow Deposit shall at all times belong to Buyer and shall be paid to Buyer at the Closing or upon termination upon of this Agreement, as the case may be.

        1.3 Closing.

               1.3.1 Date and Location. The closing of the transactions provided for in this Agreement (the "Closing") shall be held at the offices of Dickstein Shapiro Morin & Oshinsky LLP, 2101 L Street, N.W., Washington, D.C. 20037, or at such other place mutually agreed to by the parties, commencing at 10:00 a.m. on a date (the "Closing Date") selected by Buyer which shall be within ten (10) business days after the date on which the FCC order (the "Order") approving the transaction contemplated hereby becomes a "Final Order" (which, for purposes of this Agreement, means that the Order has not been stayed, is not subject to reconsideration or review by the FCC or a court of competent jurisdiction, and the time to institute such administrative or judicial review has expired): provided, that the parties shall not be obligated to proceed to Closing if (1) the Order includes conditions materially adverse to Buyer or Sellers or (2) the conditions precedent to Closing have not been satisfied or waived; and provided further, that Buyer shall have the unilateral right to waive the condition that Closing not occur until after the Order has become a Final Order and, if Buyer does waive that condition, the Closing shall occur within give (5) business days after Buyer provides Sellers with notice of such waiver.

               1.3.2 Exchange of Documents. At the Closing, each party shall execute and deliver to the other party or parties the other items specified herein as well as any additional document(s) and item(s) reasonably necessary for the consummation of the transactions contemplated herein. Such additional documents shall be reasonably satisfactory to the other party as to both form and substance.

        1.4 Timing. Time is of the essence to implementation of this Agreement. It is the intention of the parties that the Closing of the transactions contemplated herein occur not later than twelve (12) months after the date hereof.

        ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLERS AND RBSLC.

        RBSLC and Sellers represent and warrant to Buyer that the following matters are true and correct as of the date of this Agreement:

        2.1 Company Status. RBSLC is a limited liability company duly organized, validly existing, and in good standing in the State of Delaware. RBSLC has the power to hold the Licenses and to operate the Station in accordance with the Licenses.

        2.2 Authorizations. RBSLC is the holder of the Licenses and all related authorizations, copies of which are included in SCHEDULE 1 to this Agreement. The Licenses are in full force and effect. The items listed on SCHEDULE 1 constitute all of the authorizations required under the Communications Act of 1934, as amended (the "Act"), and the current rules, regulations, and policies of the FCC for the operation of the Station. The Sellers have timely filed with the FCC all material applications, reports and other disclosures required by the Act and by FCC rules and policies. As of the date of this Agreement, there is not pending or, to the best


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of Sellers' knowledge, threatened, any petition, complaint, objection (whether formal or informal), order to show cause, investigation, or other action by or before the FCC or any court to revoke, cancel, rescind, modify, or refuse to renew any of the Licenses, or which would otherwise have a material adverse impact on the operation of the Station, except for proceedings of general applicability to the broadcasting industry. Other than proceedings of general applicability to the broadcasting industry, there is not now pending, or to the best of Sellers' knowledge, threatened, any other petition, complaint, violation, notice of apparent liability, or notice of forfeiture or other proceeding by or before the FCC or any court against the Company or Sellers with respect to any matter affecting the Station. RBSLC and the Sellers are in material compliance with the terms of the Licenses, the Act, and the rules, regulations and policies of the FCC. Sellers have no reason to believe that the Licenses will not be renewed by the FCC in due course for a full term without modification.

        2.3 Title. On the Closing Date, the assets of RBSLC will be free and clear of all debts, claims, liabilities, security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, or charges of any kind or nature, except as may have been incurred by ATU pursuant to the MA.

        2.4 Employees. RBSLC is not a party to any pending or, to Sellers knowledge, threatened labor dispute affecting the Station. RBSLC (1) has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to employment or labor, including but not limited to provisions relative to wages, hours, collective bargaining, pension, profit-sharing and savings plans and trusts including, without limitation, 401-K plans ("Trusts") and payment of Social Security, unemployment and withholding taxes and (2) is not liable for any arrears of wages or Trusts or benefit payments ("Payments") or any taxes or penalties for failure to comply with any of the foregoing. RBSLC and Sellers will hold Buyer harmless from and against (1) any liability for any taxes or Payments or penalties which have not been paid or made for employment of persons by RBSLC which relate to a period prior to the date of the Option Agreement, (2) any claims of discrimination or wrongful termination or hiring, including, without limitation, violations of federal or state law relating to civil rights, regulations of the United States Equal Employment Opportunity Commission, or the Americans With Disabilities Act of 1990 which relate to a period prior to the date of the Option Agreement, (3) all claims for severance which relate to a period prior to the date of the Option Agreement, and (4) any other claims by employees of RBSLC relating to or arising from their employment (or severance therefrom) by RBSLC. There are no collective bargaining agreements, or negotiations for the same, in existence which affect any of the Station's employees.

        2.5 Taxes. Except as disclosed in SCHEDULE 2 annexed hereto, RBSLC has duly and timely filed all required federal, state and local tax returns and paid all taxes, interest and penalties due, has sought and obtained extensions of time to file such and pay same within the time provided therefor, or is challenging such taxes in good faith in accordance with applicable procedures (and has in place adequate financial reserves to satisfy any adverse decision). Between the date hereof and the Closing Date, RBSLC shall duly and timely file all such required returns and pay all such taxes, interest and penalties or obtain such extensions within the time provided therefor, unless such taxes are being challenged in good faith in accordance with applicable procedures (and has in place adequate financial reserves to satisfy any adverse decision).


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        2.6 Contracts. SCHEDULE 3 hereto includes true copies of all written contracts and describes the material terms of all oral contracts (collectively, the "Contracts") to which RBSLC is a party as of the date of this Agreement. RBSLC has complied in all material respects with all Contracts and is not in default beyond any applicable grace periods under any of such Contracts. To Sellers' knowledge, no other contracting party is in material default under any of the Contracts. All Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as enforceability may be limited by laws affecting creditor rights or equitable principles generally.

        2.7 Environmental. No Hazardous Waste, as defined under the Environmental Laws has been released, emitted or discharged or, to Sellers' knowledge, is currently located in or on any asset owned or held by RBSLC or in, on or under the real property on which any of RBSLC assets are or will be situated in violation of any Environmental Laws. The construction of the Station is not in material violation of any Environmental Laws, including but not limited to FCC rules, policies and guidelines concerning RF radiation. Neither Sellers nor RBSLC have received any notice, summons, citation, directive, letter or other communication, written or oral, from the United States, the State of Utah, or any other party concerning any intentional or unintentional action or omission on the part of RBSLC, Sellers or any other party which resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing of Hazardous Waste on, above or under property owned or used by RBSLC.

        2.8 Balance Sheet. Sellers have caused RBSLC to provide Buyer with true copies of a balance sheet for RBSLC dated December 31 of the most recently ended calendar year (the "Balance Sheet"). A true copy of the Balance Sheet is included in SCHEDULE 4 annexed hereto. The Balance Sheet (1) has been prepared in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. in all material respects, (2) identifies all of RBSLC's material obligations and liabilities (contingent or matured), and (3) fairly reflects the financial position of RBSLC at the date indicated.

        2.9 Litigation. Neither Sellers nor RBSLC have been operating under and is not subject to, or in default with respect to, any order, judgment, writ, injunction, or decree of any court or any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, foreign or domestic, which has had or could reasonably be expected to have a material adverse effect on the Station. Except for proceedings of general applicability to the broadcasting industry, there is no Litigation pending by or against, or, to the best of Sellers' knowledge, threatened against the RBSLC or Sellers which relates to or affects the Station or which materially interferes or could reasonably be expected materially to interfere with (1) Sellers' right, title to, or interest in the Majority Interest, (2) the construction or operation of the Station or (3) Sellers' ability to transfer the Majority Interest to Buyer free of such Litigation.

        2.10 Compliance with Laws. Except as disclosed in SCHEDULE 5 annexed hereto, RBSLC is in material compliance with all applicable laws, rules, regulations, policies and orders of the federal, state, and local governments with respect to the Station. The construction of the Station will not violate any such laws, regulations, policies or orders in any material respect, and except for proceedings of general applicability to the broadcasting industry, there is no investigation or proceeding regarding the foregoing which is currently pending or, to Sellers' knowledge, threatened.


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        2.11 No Defaults. Neither the execution and delivery by RBSLC or Sellers of this Agreement nor the consummation by Sellers of the transactions contemplated herein are events that, by themselves or with the giving of notice or the passage of time or both, constitute a material violation of or will conflict with or result in any material breach of or any default under (1) the terms, conditions, or provisions of any arbitration award, judgment, law, order, decree, writ, or regulation to which RBSLC or Sellers are subject, (2) RBSLC's certificate, operating agreement or other organizational documents, or (3) any agreement or instrument to which Sellers or RBSLC is a party or by which Sellers or RBSLC is bound, or result in the creation of imposition of any lien, charge, or encumbrance on any asset owned or held by RBSLC or the Majority Interest.

        2.12 Brokers. There is no broker or finder or other person who would, as a result of any agreement of or action taken by Sellers, have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated herein.

        2.13 RBSLC and Sellers Action. This Agreement has been duly and validly authorized, executed, and delivered by RBSLC and Sellers and constitutes the valid and binding agreement of RBSLC and Sellers, enforceable in accordance with and subject to its respective terms, except as enforceability may be limited by laws affecting the enforcement of creditor rights or equitable principles generally.

        2.14 Leases. Annexed hereto as SCHEDULE 6 are all the leases relating to real property (the "Real Estate Leases") to which RBSLC is a party. All of the Real Estate Leases have been complied with in all material respects by RBSLC, and no material default of RBSLC in respect to any duties or obligations required to be performed by RBSLC has occurred. All such leases are valid, binding, and enforceable in accordance with their respective terms. To Sellers' knowledge, no other party to any of the Real Estate Leases is in default thereunder, except as enforceability may be limited by laws affecting the enforcement of creditor rights or equitable principles generally.

        2.15 Insolvency. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting RBSLC or Sellers' is pending or, to the best of Sellers' knowledge, threatened, and neither RBSLC nor Sellers have made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

        2.16 Approvals. No approval of any third party, governmental agency or court is required to be obtained by Sellers with regard to the assignment of the Majority Interest except the approval by the FCC as provided herein.

        2.17 FAA Approval. No approval or other action by the Federal Aviation Administration ("FAA") is required to complete construction of the Station.

        2.18 No Material Omission. Neither RBSLC nor Sellers have failed to disclose any material fact within their knowledge which would make any statement or representation in this Agreement inaccurate or misleading.


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        2.19 RBSLC Ownership. The Majority Interest and the membership interest previously acquired by Buyer from Sellers together constitute one hundred percent (100%) of the equity ownership in RBSLC and, except for such interests, there are no options, warrants, membership interests or other securities (certificated or otherwise) issued by RBSLC now outstanding relating to any existing or future ownership interest in RBSLC.

        ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer represents and warrants to RBSLC and Sellers as to the truth of the following matters as of the date of this Agreement:

        3.1 Status. Buyer is a limited liability company duly organized, validly existing, and in good standing in the State of Delaware, and has the power to enter into and consummate the transactions contemplated by this Agreement.

        3.2 Company Action. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement and necessary to make the Agreement effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable in accordance with and subject to its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

        3.3 Brokers. There is no broker or finder or other person who would, as a result of any agreement of or action taken by Buyer, have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated herein.

        3.4 Litigation. There is no litigation, proceeding, or investigation of any nature pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer that would affect Buyer's ability to carry out the transactions contemplated herein.

        3.5 Qualification as a Broadcast Owner. Buyer knows of no fact, and will not act in such manner from and after the date hereof, that would, under the Act and the rules and policies of the FCC, disqualify Buyer as an assignee of the Majority Interest.

        3.6 No Material Omission. Buyer has not failed to disclose any material fact within its knowledge which would make any statement or representation in this Agreement inaccurate or misleading.

        ARTICLE 4. COVENANTS OF SELLERS PENDING CLOSING.

        RBSLC and Sellers covenant and agree that, from the date of this Agreement to and including the Closing Date, subject to the provisions of this Agreement, they will take, or refrain from taking, the following actions:

        4.1 Maintenance of Station. Subject to the MA, RBSLC and Sellers shall continue to carry on the Station business and keep its books of account, records, and files in the ordinary course of business and shall construct the Station in accordance with the terms of the CP and in


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material compliance with all applicable rules, regulations, policies and laws.
To that end, Sellers will cause RBSLC to (1) timely file with the FCC any and all reports, applications, and disclosures as may be required by the Act or FCC rules or policies; and (2) maintain in full force and effect through and including the Closing Date property damage, liability, and other insurance with respect to RBSLC's assets to cover contingencies that can reasonably be anticipated. Prior to the Closing, Sellers will not, without the prior written consent of Buyer, allow or cause RBSLC to:

               4.1.1 sell, lease, transfer, or agree to sell, lease, or transfer any of RBSLC's assets without replacement thereof with an asset of equivalent kind, condition, and value;

               4.1.2 enter into any collective bargaining agreement or written contract of employment, unless said contract is subject to cancellation upon thirty (30) days notice;

               4.1.3 enter into any contract or agreement; or

               4.1.4 make, allow, or consent to any material change in the Real Estate Leases or in any buildings, leasehold improvements, or fixtures used or useful in the construction or operation of the Station.

        4.2 Organization, Good Will, Promotion. Subject to the provisions of this Agreement and the MA, Sellers will cause RBSLC to use its best efforts to preserve the business organization of the Station intact and shall cooperate with Buyer to preserve the goodwill of the Station's suppliers, customers, and others having business relations with the Station.

        4.3 Access to Facilities, Files, and Records. At the reasonable request of Buyer, Sellers shall give Buyer and its representatives (1) reasonable access during normal business hours to all facilities, property, accounts, title papers, insurance policies, licenses and other authorizations, agreements, commitments, records, machinery, fixtures, furniture, and inventories related to the Station, and (2) all such other information concerning the affairs of RBSLC or the Station as Buyer may reasonably request.

        4.4 Representations and Warranties. Sellers shall give notice to Buyer promptly upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a material breach of any of Sellers' representations or warranties in this Agreement.

        4.5 Application for FCC Consent. Within five (5) business days after execution of this Agreement, Sellers shall prepare and file an appropriate application (the "Application") with the FCC requesting its written consent to the transaction contemplated by this Agreement. Sellers shall diligently take, or cooperate in the taking of, all steps reasonably necessary and appropriate to expedite the preparation of the Application and its prosecution to a favorable conclusion. Sellers will promptly provide Buyer with a copy of any pleading, order, or other document served on it relating to the Application. Sellers will use commercially reasonable efforts and otherwise cooperate with Buyer in responding to any information requested by the FCC related to the Application, in making any amendment to this Agreement requested by the FCC which does not adversely affect Sellers in a material manner, and in defending against any petition, complaint, or objection which may be filed against the Application. The FCC filing fees shall be paid Sellers.


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        4.6 Notice of Proceedings. Sellers will promptly (and in any event within five (5) business days) notify Buyer upon becoming aware of any actual or threatened claim, dispute, arbitration, litigation, complaint, judgment, order, decree action or proceeding relating to Sellers, RBSLC, the Station, or the consummation of this Agreement or any transaction contemplated herein.

        4.7 Confidential Information. If the transactions contemplated in this Agreement are not consummated for any reason, Sellers shall not disclose to third parties any information designated as confidential and received from Buyer or its agents in the course of investigating, negotiating, and consummating the transactions contemplated by this Agreement: provided, that no information shall be deemed to be confidential that (1) becomes publicly known or available other than through disclosure by Sellers; (2) is rightfully received by Sellers from a third party; or (3) is independently developed by Sellers. All originals of all material provided to Sellers by Buyer or its agents shall be returned to Buyer and all copies thereof shall be destroyed.

        4.8 Consummation of Agreement. RBSLC and Sellers shall fulfill and perform all conditions and obligations to be fulfilled and performed by RBSLC and Sellers under this Agreement and make every reasonable effort to cause the transactions contemplated by this Agreement to be fully carried out.

        4.9 Compliance with Law. Sellers will comply and will cause RBSLC to comply in all material respects with all applicable federal, state and local laws, ordinances and regulations, including but not limited to the Act and the rules, regulations and policies of the FCC.

        4.10 Performance under Contracts and Leases. Sellers will cause RBSLC to perform in all material respects its obligations under, and keep in good standing, all Contracts and Real Estate Leases to which RBSLC is a party.

        ARTICLE 5. COVENANTS OF BUYER PENDING THE CLOSING.

        Buyer covenants and agrees that, from the date of this Agreement to and including the Closing, it will take, or refrain from taking, the following actions:

        5.1 Representation and Warranties. Buyer shall give notice to Sellers promptly (and in any event within five business days) upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a material breach of any of the representations and warranties of Buyer in this Agreement.

        5.2 Application for Commission Consent. Buyer will diligently take, or cooperate in the taking of, all steps necessary and appropriate to expedite the preparation of the Application and its prosecution to a favorable conclusion. Buyer will promptly provide Sellers with a copy of any pleading, order, or other document served on it relating to the Application. Buyer will use commercially reasonable efforts and otherwise cooperate with Sellers in responding to any information requested by the FCC related to the Application or this Agreement, in making any amendment to this Agreement requested by the FCC which does not adversely affect Buyer in a material manner, and in defending against any petition, complaint, and other objection which may be filed against the Application.


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        5.3 Confidential Information. If the transactions contemplated in this
Agreement are not consummated for any reason, Buyer shall not disclose to third parties any information designated as confidential and received from Sellers or its agents in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement: provided, however, that no information shall be deemed to be confidential that (1) becomes publicly known or available other than through disclosure by Buyer; (2) is rightfully received by Buyer from a third party; or (3) is independently developed by Buyer. All originals of material provided by Sellers to Buyer or its agents shall be returned to Sellers and all copies thereof destroyed.

        5.4 Consummation of Agreement. Buyer shall fulfill and perform in all material respects all conditions and obligations to be fulfilled and performed by Buyer under this Agreement and make every reasonable effort to cause the transactions contemplated by this Agreement to be fully carried out.

        5.5 Notice of Proceedings. Buyer will promptly (and in any event within five (5) business days) notify Sellers upon becoming aware of any actual or threatened claim, dispute, arbitration, litigation, complaint, judgment, order, decree, action or proceeding relating to Buyer, or the consummation of this Agreement or any transaction contemplated herein.

        ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS TO CLOSE.

        The obligation of Sellers to consummate the transactions under this Agreement is subject to the fulfillment of the following conditions prior to or at the Closing:

        6.1 Representations, Warranties, Covenants.

               6.1.1 Buyer's Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and accurate in all material respects as of the date when made and as of the Closing Date;

               6.1.2 Buyer's Performance Under Agreement. Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing, other than the delivery by Buyer of the consideration described in Section 1.2.;

               6.1.3 Buyer's Deliveries. Buyer shall have delivered to Sellers a certificate executed by a managing member of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 6.1.1. and 6.1.2.

        6.2 Proceedings.

               6.2.1 Absence of Litigation. No action or proceeding shall be pending or have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement that, in the reasonable opinion of Seller, may reasonably be expected to result in the issuance of a preliminary or permanent injunction against such consummation or otherwise result in a decision materially adverse to Seller.

               6.2.2 Absence of Investigation. Neither of the parties to this Agreement shall have received written notice from any governmental body of (1) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or (2) the actual commencement of such an investigation.

        6.3 FCC Approval. The FCC approval contemplated by this Agreement shall have been granted without any conditions materially adverse to Seller.

        ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE.

        The obligation of Buyer to consummate the transactions under this Agreement is subject to the fulfillment of the following conditions prior to or at the Closing:

        7.1 Representations, Warranties, Covenants.

               7.1.1 Sellers' Representations and Warranties. Each of the representations and warranties of RBSLC and Sellers contained in this Agreement shall have been true and accurate in all material respects as of the date when made and as of the Closing Date.

               7.1.2 Sellers' Performance Under Agreement. RBSLC and Sellers shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing; and

               7.1.3 Sellers' Deliveries. Sellers shall have delivered to Buyer
(a) certificates executed by Sellers, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1.1 and 7.1.2, and (b) documents executed by Sellers sufficient to convey the Majority Interest to Buyer upon Buyer's provision of the consideration to Sellers under Section 1.2 of this Agreement.

        7.2 Proceedings.

               7.2.1 Absence of Litigation. No action or proceeding shall be pending or have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement that, in the reasonable opinion of Buyer, may reasonably be expected to result in the issuance of a preliminary or permanent injunction against such consummation or otherwise result in a decision materially adverse to Buyer.

               7.2.2 Absence of Investigation. Neither of the parties to this Agreement shall have received written notice from any governmental body of (1) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or (2) the actual commencement of such an investigation.

        7.3 FCC Approval. The FCC approval contemplated by this Agreement shall have been granted without any conditions materially adverse to Buyer and shall have become a Final Order: provided, that the Buyer shall have the unilateral right to waive the requirement that the Order become a Final Order.

        7.4 Legal Opinion. Buyer shall have received an opinion from Sellers' counsel in the form annexed hereto as EXHIBIT B.

        7.5 No Material Adverse Change. Between the date of this Agreement and the Closing, none of the Station's business, operations, or financial condition shall have incurred or otherwise be subject to a material adverse change.

        7.6 Exchange for KOOG-TV. Sellers shall have cooperated with Buyer and otherwise used any and all commercially reasonable efforts to arrange a transaction that would result in an exchange of the CP or the Licenses for the FCC licenses issued for the operation of KOOG-TV in Salt Lake City, Utah. To that end, Sellers shall have provided such information and executed such documents as may have been required to effect such a transaction.

        ARTICLE 8. INDEMNIFICATION.

        8.1 Survival. The several representations, warranties, covenants, and agreements of the Sellers and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on and as of the Closing, shall survive the Closing, and shall remain operative and in full force and effect for a period of twelve (12) months after the Closing.

        8.2 Indemnification of Buyer. Sellers shall indemnify, defend, and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees ("Loss and Expense"), suffered, directly or indirectly, by Buyer after the Closing Date by reason of, or arising out of, (1) any material breach of a representation or warranty made by RBSLC or Sellers pursuant to this Agreement or (2) any material failure by RBSLC or Sellers to perform or fulfill any of its covenants or agreements set forth in this Agreement.

        8.3 Indemnification of Sellers. Buyer shall indemnify, defend and hold Sellers harmless from and against any and all Loss and Expense suffered, directly or indirectly, by Sellers after the Closing Date by reason of, or arising out of, (1) any material breach of a representation or warranty made by Buyer pursuant to this Agreement or (2) any material failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement.

        8.4 Notice of Claim. If Sellers or Buyer believes that any Loss and Expense has been suffered or incurred, such party shall notify the other promptly in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Loss and Expense under this Article 8, such party shall promptly notify the indemnifying party of such action or suit. In no event, however, may the indemnifying party avoid or limit its obligations under this Article 8 by reason of delay unless such delay has materially prejudiced the indemnifying party, and then the indemnifying party's obligations shall be reduced only to the extent of such prejudice.

        8.5 Defense of Third Party Claims. The indemnifying party under this
Article 8 shall have the right to conduct and control, through counsel of that party's own choosing, any third party claim, action, or suit at the indemnifying party's sole cost and expense, but the indemnified party may, at that latter party's election, participate in the defense of any such claim, action, or suit at that party's sole cost and expense: provided, that if the indemnifying party shall fail to defend any such claim, action, or suit, then the indemnified party may defend, through counsel of that party's own choosing, such claim, action, or suit and settle such claim, action, or suit, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense; and provided further, that the indemnifying party shall be given at least (15) days prior notice of the terms of any proposed settlement thereof so that the indemnifying party may then undertake and/or resume the defense against the claim. The indemnifying party shall not compromise or settle any third party claim, action, or suit without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed: provided, that any such compromise or settlement shall include a release for the Indemnified Party of all liability with respect to the matter being compromised or settled.

        8.6 Limitations. No party shall be required to indemnify any other party under this Article 8 unless written notice of a claim under this Article 8 was received by the party within the pertinent survival period specified in Section
8.1. No party shall be required to indemnify any other party under this Article 8 until the indemnified party's claims exceed $25,000 in the aggregate: provided, that in case such amount is exceeded, the indemnified party's rights hereunder shall include the right to recover the initial $25,000 of claims. Sellers shall have no obligation to indemnify Buyer for any claim (1) to the extent such claim is caused by an act or omission of ATU under the MA, or (ii) based on any fact or circumstance known to ATU at the time of Buyer's exercise of its rights under the Option Agreement.

        ARTICLE 9. MISCELLANEOUS.

        9.1 Termination of Agreement. This Agreement may be terminated immediately on or prior to the Closing under one or more of the following circumstances:

               9.1.1 by the mutual consent of the parties hereto;

               9.1.2 by Sellers, so long as such party is not in material default hereunder, if any of the conditions provided in Article 6 hereof have not been met by the time required and have not been waived;

               9.1.3 by Buyer, so long as such party is not in material default hereunder, if any of the conditions provided in Article 7 hereof have not been met by the time required and have not been waived;

               9.1.4 by Buyer, so long as such party is not in material default hereunder, if the FCC has failed to grant the Application in an Order which has become a Final Order within the time specified in Section 1.4 of this Agreement; or

               9.1.5 by any party hereto, if the FCC denies the Application.

        9.2 Liabilities Upon Termination.

               9.2.1 RBSLC and Sellers' Remedies. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to Buyer's material breach of any representation, warranty, covenant or condition hereunder, and RBSLC and Sellers are not at that time in breach of any material representation, warranty, covenant or condition hereunder, then RBSLC and Sellers would suffer direct and substantial damages that cannot be determined with reasonable certainty. In view of the expense and loss which would be incurred by Sellers in such event, RBSLC and Sellers shall be entitled to retain the Escrow Deposit as liquidated damages and as their exclusive remedy.

               9.2.2 Buyer's Remedies. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to RBSLC's or Sellers' material breach of any representation, warranty, covenant or condition hereunder, and Buyer is not at that time in material breach of any representation, warranty, covenant or condition hereunder, then Buyer shall be entitled to specific performance of the terms of this Agreement and of Sellers' obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement by specific performance, RBSLC and Sellers shall waive the defense that Buyer has an adequate remedy at law.

               9.2.3 Notice of Breach. In the event that any party to this Agreement believes that the other party is in material breach of its representations, warranties or obligations hereunder, such party shall give prompt written notice thereof, detailing the nature of the breach and the steps necessary to cure such breach. For purposes of this Agreement, no "breach" shall be deemed to have occurred hereunder unless the party alleged to be in breach has been afforded a cure period of at least twenty (20) business days following such notice within which to cure such breach.

               9.2.4 Survival of Confidentiality Obligations. Notwithstanding any other provision of this Agreement, the provisions of Sections 4.7, and 5.3 shall survive any termination of this Agreement.

        9.3 Expenses. Except as otherwise provided herein, each party hereto shall be solely responsible for all fees and expenses each party incurs in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees incurred in connection herewith: provided, that the FCC filing fees shall be paid by Sellers.

        9.4 Assignments. Sellers may not assign their rights or obligations under this Agreement without the prior written consent of Buyer. Buyer may assign its rights under this Agreement without the prior written consent of Sellers to any party which (1) is at least majority owned by Buyer, or (2) is controlled by the same parties who control Buyer: provided, that no such assignment shall relieve Buyer of its obligations hereunder.

        9.5 Further Assurances. From time to time prior to, at and after the Closing, each party hereto will execute all such instruments and take all such actions any other party shall reasonably request in connection with effectuating the intent and purpose of this Agreement and all transactions contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered at the Closing.

        9.6 Notices. All notices, demands and other communications authorized or required by this Agreement shall be in writing, shall be delivered by personal delivery, by United States certified mail-return receipt requested (postage prepaid), or by overnight delivery service (charges prepaid), and shall be deemed to have been given or made when personally delivered, within five (5) days after being deposited in the mail, postage prepaid, or within one (1) day after being delivered to an overnight delivery service, charges prepaid. Notices shall be delivered to each party at the following addresses (or at such other address as any party may designate in writing to the other parties).

               9.6.1 If to Sellers --

                      Michael Roberts, Managing Member
                      Roberts Broadcasting of Salt Lake City, L.L.C.
                      Suite 300
                      1400 N. Kingshighway
                      St. Louis, MO  63113

                      with a copy to (but which shall not constitute notice to Sellers):

                      Dow, Lohnes & Albertson,  P.L.L.C
                      1200 New Hampshire Avenue, NW
                      Washington, DC  20036
                      Attention:  John R. Feore, Jr.

                                       and

                      Armstrong, Teasdale, Schlafly & Davis
                      One Metropolitan Center, Suite 2600
                      St. Louis, MO  63102
                      Attention:  Joseph S. vonKaenel, Esq.

                      If to Buyer--

                      ACME Television Holdings, L.L.C.
                      Suite 850650 Town Center Drive
                      Costa Mesa, CA  92626

                      Attention:  Douglas Gealy, President

                      with a copy to (but which shall not constitute notice to Buyer):

                      Dickstein Shapiro Morin & Oshinsky, L.L.P.
                      2101 L Street, N.W.
                      Washington, DC  20037
                      Attention:  Lewis J. Paper, Esq.

        9.7 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware without regard to conflict of laws provisions.

        9.8 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect the exercise of a party's rights at a later date. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

        9.9 Counterparts. This Agreement may be executed in counterparts, and all counterparts so executed shall collectively constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

        9.10 Reimbursement of Legal Expenses. If a formal legal proceeding is instituted by a party to enforce that party's rights under this Agreement, the party prevailing in the proceeding shall be reimbursed by the other party for all reasonable costs incurred thereby, including but not limited to reasonable attorneys' fees.

        9.11 Publicity. Except as required by applicable law or with the other party's express written consent, which shall not be unreasonably withheld, no party to this Agreement nor any affiliate of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

        9.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties, supersedes and cancels any and all prior or contemporaneous agreements and understandings between them, and may not be amended except in a writing signed by the parties.

        ARTICLE 10. RULES OF CONSTRUCTION.

        10.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

               10.1.1 "Closing" and "Closing Date" shall have the meanings set out in Section 1.3.1 hereof.

               10.1.2 "Contracts" shall have the meaning set out in Section 2.6 hereof.

               10.1.3 "CP" shall have the meaning set out in Recital 1 hereof..

               10.1.4 "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Substances Control Act, as amended, 15 U.S.C. 2601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, U.S.C. Section 6901 et seq., the Clean Water Act, as amended, 42 U.S.C. Section 1251 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., any other federal, state or local law relating to the environment, and any regulations or policies adopted pursuant to such laws.

               10.1.5 "Escrow Deposit" shall have the meaning set out in Section
1.2.3 of this Agreement.

               10.1.6 "FCC" means the Federal Communications Commission.

               10.1.7 "Financial Statements" shall have the meaning set out in
Section 2.8 hereof.

               10.1.8 "Hazardous Waste" means any hazardous or toxic waste, substance, material or pollutant.

               10.1.9 "IRS" means the Internal Revenue Service.

               10.1.10 "License" shall have the meaning set out in Recital 1 hereof.

               10.1.11 "Litigation" means any litigation, arbitration, dispute, proceeding or investigation.

               10.1.12 "Majority Interest" shall have the meaning set out in Recital 2 hereof.

               10.1.13 "Payments" shall have the meaning set out in Section 2.4 hereof.

               10.1.14 "Purchase Price" shall have the meaning set out in
Section 1.2 hereof.

               10.1.15 "Real Estate Leases" shall have the meaning set out in
Section 2.14 hereof.

               10.1.16 "Station" shall have the meaning set out in Recital 1 hereof.

               10.1.17 "Trusts" shall have the meaning set out in Section 2.4 hereof.

               10.1.18 Other Definitions. Other capitalized terms used in this Agreement shall have the meanings ascribed to them herein.

        10.2 Number and Gender. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

        10.3 Headings and Cross-references. Headings of the sections have been included for convenience of reference only and shall in no way limit or affect the meaning or interpretation of the specific provisions of this Agreement. All cross-references to sections herein shall mean the section of this Agreement unless otherwise stated or clearly required by the context. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context. The term "including" means "including without limitation."

        10.4 Computation of Time. Whenever any time period provided for in this Agreement is measured in "business days," there shall be excluded from such time period each day that is a Saturday, Sunday, recognized federal legal holiday, or other day on which the FCC's offices are closed and are not reopened prior to 5:30 p.m. Washington, D.C. time. In all other cases all days shall be counted.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written above.



                                               /s/ MICHAEL V. ROBERTS
                                               ---------------------------
                                               Michael V. Roberts, individually

                                               /s/ STEVEN C. ROBERTS
                                               ---------------------------
                                               Steven C. Roberts, individually


                                               ACME TELEVISION HOLDINGS, L.L.C.


                                               By: /s/ DOUGLAS GEALY
                                                  ---------------------------
                                               Douglas Gealy, President


                                               ROBERTS BROADCASTING OF SALT
                                                     LAKE CITY, L.L.C.


                                               By:
                                                  ---------------------------
                                                  Name:
                                                  Title:

                                                                    EXHIBIT 10.3


The Following Schedules and Exhibits have been intentionally omitted by the Registrants.

                                LIST OF EXHIBITS

         Exhibit A                  Escrow Agreement
         Exhibit B                  Opinion of Seller's Counsel


                                LIST OF SCHEDULES

         Schedule 1                 Licenses and Permits of RBSLC
         Schedule 2                 Unpaid Taxes, etc.
         Schedule 3                 Material Contracts of RBSLC
         Schedule 4                 Balance Sheet of RBSLC
         Schedule 5                 Material Breaches and Violations by RBSLC
         Schedule 6                 Real Estate Leases of RBSLC


A copy of any omitted Schedule or Exhibit will be provided to the Securities and Exchange Commission upon request.